EXHIBIT 12.1

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	American Achievement Group Holding Corp.
($ in thousands)	Fiscal Year Ended
	August 25, 2007	August 26, 2006		August 27, 2005
Net income (loss) before income taxes	$(47,978)	$3,192		$3,550

Fixed charges: (1) Interest charges	59,790	39,799		31,472
Interest portion of lease expense	583	683		829
Total fixed charges	60,373	40,482		32,301
Net income from operations before income taxes and fixed charges	$12,395	$43,674		$35,851

Ratio of earnings to fixed charges (2)	-	1.08	x	1.11	x

	AAC Group Holding Corp.
	Fiscal Year Ended
	August 25, 2007	August 26, 2006		August 27, 2005
Net income (loss) before income taxes	$(22,225)	$8,277		$3,550

Fixed charges: (1) Interest charges	34,037	34,714		31,472
Interest portion of lease expense	583	683		829
Total fixed charges	34,620	35,397		32,301
Net income from operations before income taxes and fixed charges	$12,395	$43,674		$35,851

Ratio of earnings to fixed charges (2)	-	1.23	x	1.11	x

	American Achievement Corporation
	Fiscal Year Ended
	August 25, 2007	August 26, 2006		August 27, 2005
Net income (loss) before income taxes	$(10,767)	$19,234		$11,324

Fixed charges: (1) Interest charges	22,579	23,757		23,698
Interest portion of lease expense	583	683		829
Total fixed charges	23,162	24,440		24,527
Net income from operations before income taxes and fixed charges	$12,395	$43,674		$35,851

Ratio of earnings to fixed charges:(2)	-	1.79	x	1.46	x

(1)
During the periods presented the Company had no preferred stock outstanding that required a cash payment. Therefore, the ratio of earnings to combined fixed charges and preferred dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

(2)
For purposes of computing this ratio, earnings consist of income (loss) before taxes on income and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rental expense that includes an interest factor.  In fiscal year 2007 earnings before fixed charges were insufficient to cover fixed charges by approximately $48.0 million for Parent Holdings, $22.2 million for Intermediate Holdings and $10.8 million for AAC.